4 Year Dual Directional Barrier Securities Linked to SPXFP
Preliminary Terms
This summary of terms is not complete and should be read with the preliminary pricing supplement below
Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlying:	The S&P 500 Futures Excess Return Index (ticker: “SPXFP”)
Pricing date:	October 31, 2024
Valuation date:	October 31, 2028
Maturity date:	November 3, 2028
Upside return amount:	$1,000 × the underlying return × the participation rate
Participation rate:	At least 115.00%*
Absolute return amount:	$1,000 × the absolute value of the underlying return
Final barrier value:	60.00% of the initial underlying value
CUSIP / ISIN:	17333AFW4 / US17333AFW45
Initial underlying value:	The closing value on the pricing date
Final underlying value:	The closing value on the valuation date
Underlying return:	(Final underlying value - initial underlying value) / initial underlying value
Payment at maturity:
•
If the final underlying value is greater than or equal to the initial underlying value: $1,000 + the upside return amount
•
If the final underlying value is less than the initial underlying value but greater than or equal to the final barrier value: $1,000 + the absolute return amount
•
If the final underlying value is less than the final barrier value: $1,000 + ($1,000 × the underlying return)
If the final underlying value is less than the final barrier value, you will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity.
All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

Stated principal amount:	$1,000 per security
Preliminary pricing supplement:	Preliminary Pricing Supplement dated October 1, 2024
* The actual participation rate will be determined on the pricing date.
** The hypotheticals assume that the participation rate will be set at the lowest value indicated in this offering summary.
Hypothetical Payment at Maturity per Security**
■ The Underlying	■ The Securities
	Hypothetical Underlying Return on Valuation Date	Hypothetical Security Return	Hypothetical Payment at Maturity
	50.00%	57.50%	$1,575.00
C	25.00%	28.75%	$1,287.50
	5.00%	5.75%	$1,057.50
	0.00%	0.00%	$1,000.00
	-20.00%	20.00%	$1,200.00
B	-25.00%	25.00%	$1,250.00
	-40.00%	40.00%	$1,400.00
	-40.01%	-40.01%	$599.90
A	-50.00%	-50.00%	$500.00
	-100.00%	-100.00%	$0.00

Selected Risk Considerations	Additional Information
•
You may lose a significant portion or all of your investment. Your payment at maturity will depend on the final underlying value. If the final underlying value is less than the final barrier value, you will lose 1% of the stated principal amount of your securities for every 1% by which the underlying has declined from the initial underlying value. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.
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Your potential for positive return from depreciation of the underlying is limited.
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The securities do not pay interest.
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You will not receive dividends or have any other rights with respect to the underlying.
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Your payment at maturity depends on the closing value of the underlying on a single day.
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The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.
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The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.
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The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement.
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The value of the securities prior to maturity will fluctuate based on many unpredictable factors.
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The underlying is expected to underperform the total return performance of the S&P 500® Index because the performance of the underlying is expected to be reduced by an implicit financing cost, and any increase in this cost will adversely affect the performance of the securities.
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The issuer and its affiliates may have conflicts of interest with you.
•
The U.S. federal tax consequences of an investment in the securities are unclear.

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333-270327 and 333-270327-01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll-free 1-800-831-9146.
Filed pursuant to Rule 433

The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities.

This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.